EXHIBIT 11

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A of The North Carolina Capital Management Trust: Cash Portfolio and Term Portfolio of our report dated August 10, 1998 on the financial statements and financial highlights included in the June 30, 1998 Annual Report to Shareholders of Cash Portfolio and Term Portfolio. We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 12, 1998